Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated June 13, 2017 with respect to the financial statements of Zycron, Inc. as of December 31, 2016 and for the year then ended, included in the Current Report of BG Staffing, Inc. on Form 8-K/A, which are incorporated by reference in this Registration Statement on Form S-3 of BG Staffing, Inc. We consent to the incorporation by reference in this Registration Statement on Form S-3 of BG Staffing, Inc. of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Blankenship CPA Group, PLLC

Nashville, Tennessee

December 14, 2017